Exhibit 99.1
News Release

AMH Reports Second Quarter 2024 Financial and Operating Results
Raises Full Year 2024 Guidance
LAS VEGAS, August 1, 2024—AMH (NYSE: AMH) (the “Company”), a leading large-scale integrated owner, operator and developer of single-family rental homes, today announced its financial and operating results for the quarter ended June 30, 2024.
Highlights
•Rents and other single-family property revenues increased 7.1% year-over-year to $423.5 million for the second quarter of 2024.
•Net income attributable to common shareholders totaled $92.1 million, or $0.25 per diluted share, for the second quarter of 2024, compared to $98.0 million, or $0.27 per diluted share, for the second quarter of 2023.
•Core Funds from Operations (“Core FFO”) attributable to common share and unit holders increased 8.5% year-over-year to $0.45 per FFO share and unit for the second quarter of 2024 and Adjusted Funds from Operations (“Adjusted FFO”) attributable to common share and unit holders increased 9.4% year-over-year to $0.39 per FFO share and unit for the second quarter of 2024.
•Core Net Operating Income (“Core NOI”) from Same-Home properties increased by 5.9% year-over-year for the second quarter of 2024.
•Achieved Same-Home Average Occupied Days Percentage of 96.6% in the second quarter of 2024, while generating 5.7% rate growth on new leases and 5.2% rate growth on renewals, resulting in 5.3% blended rate growth.
•Delivered a total of 671 high-quality and energy-efficient newly constructed homes from our AMH Development Program to our wholly-owned portfolio and unconsolidated joint ventures in the second quarter of 2024.
•Issued $500.0 million of 5.500% unsecured senior notes due 2034 during the second quarter, raising net proceeds of $494.0 million.
•Raised Full Year 2024 Core FFO attributable to common share and unit holders guidance midpoint by $0.03 per share and unit to $1.76, representing anticipated full year growth of 6.0% over prior year.

“The consistency and predictability of the AMH platform was on full display in the second quarter. Our teams did a great job executing across all areas of the business, driving positive impacts on both the topline and controllable expenses, contributing to an increase in full year Core FFO per share growth guidance by 3 cents to $1.76 at the midpoint,” stated David P. Singelyn, Chief Executive Officer at AMH. “We were also active in the debt capital markets, de-risking our 2024 debt maturities, increasing our financial flexibility for opportunistic growth, and bringing us one step closer to a fully unencumbered balance sheet. This quarter was another example of the earnings power of the total AMH platform and our ability to consistently create shareholder value now and into the future.”
Second Quarter 2024 Financial Results
Net income attributable to common shareholders totaled $92.1 million, or $0.25 per diluted share, for the second quarter of 2024, compared to $98.0 million, or $0.27 per diluted share, for the second quarter of 2023. The decrease was primarily due to lower net gains on property sales, partially offset by increases in rents and other single-family property revenues exceeding increases in total expenses.
Rents and other single-family property revenues increased 7.1% to $423.5 million for the second quarter of 2024, compared to $395.5 million for the second quarter of 2023. Revenue growth was primarily driven by higher rental rates.

Core NOI from our total portfolio increased 8.7% to $243.0 million for the second quarter of 2024, compared to $223.5 million for the second quarter of 2023. This growth was driven by a 7.5% increase in core revenues resulting primarily from higher rental rates, partially offset by a 5.4% increase in core property operating expenses.
For the Company’s Same-Home portfolio, core revenues increased 5.5% to $338.8 million for the second quarter of 2024, compared to $321.1 million for the second quarter of 2023, which was driven by a 5.6% increase in Average Monthly Realized Rent per property as well as higher fees and lower uncollectible rents, partially offset by a 40 basis point decrease in Average Occupied Days Percentage. Core property operating expenses from Same-Home properties increased 4.8% to $118.8 million for the second quarter of 2024, compared to $113.4 million for the second quarter of 2023, primarily driven by annual increases in property tax expense and inflationary increases in all other expenses. As a result, Core NOI from Same-Home properties increased 5.9% to $219.9 million for the second quarter of 2024, compared to $207.7 million for the second quarter of 2023.
Core FFO attributable to common share and unit holders was $187.1 million, or $0.45 per FFO share and unit, for the second quarter of 2024, compared to $170.5 million, or $0.41 per FFO share and unit, for the second quarter of 2023. Adjusted FFO attributable to common share and unit holders was $164.6 million, or $0.39 per FFO share and unit, for the second quarter of 2024, compared to $148.8 million, or $0.36 per FFO share and unit, for the second quarter of 2023. These improvements were primarily attributable to higher rental rates.
Year-to-Date 2024 Financial Results
Net income attributable to common shareholders totaled $201.4 million, or $0.55 per diluted share, for the six-month period ended June 30, 2024, compared to $215.5 million, or $0.59 per diluted share, for the six-month period ended June 30, 2023. The decrease was primarily due to lower net gains on property sales, partially offset by increases in rents and other single-family property revenues exceeding increases in total expenses.
Rents and other single-family property revenues increased 6.8% to $847.0 million for the six-month period ended June 30, 2024, compared to $793.3 million for the six-month period ended June 30, 2023. Revenue growth was primarily driven by higher rental rates.
Core NOI from our total portfolio increased 8.2% to $480.7 million for the six-month period ended June 30, 2024, compared to $444.4 million for the six-month period ended June 30, 2023. This growth was driven by a 7.3% increase in core revenues resulting primarily from higher rental rates, partially offset by a 5.7% increase in core property operating expenses.
For the Company’s Same-Home portfolio, core revenues increased 5.5% to $671.7 million for the six-month period ended June 30, 2024, compared to $636.9 million for the six-month period ended June 30, 2023, which was driven by a 5.7% increase in Average Monthly Realized Rent per property as well as higher fees and lower uncollectible rents, partially offset by a 70 basis point decrease in Average Occupied Days Percentage. Core property operating expenses from Same-Home properties increased 5.3% to $232.8 million for the six-month period ended June 30, 2024, compared to $221.2 million for the six-month period ended June 30, 2023, primarily driven by annual increases in property tax expense and inflationary increases in all other expenses. As a result, Core NOI from Same-Home properties increased 5.6% to $438.9 million for the six-month period ended June 30, 2024, compared to $415.8 million for the six-month period ended June 30, 2023.
Core FFO attributable to common share and unit holders was $368.0 million, or $0.88 per FFO share and unit, for the six-month period ended June 30, 2024, compared to $339.0 million, or $0.82 per FFO share and unit, for the six-month period ended June 30, 2023. Adjusted FFO attributable to common share and unit holders was $330.7 million, or $0.79 per FFO share and unit, for the six-month period ended June 30, 2024, compared to $302.3 million, or $0.73 per FFO share and unit, for the six-month period ended June 30, 2023. These improvements were primarily attributable to higher rental rates.

Portfolio
Average Occupied Days Percentage was 95.8% for the second quarter of 2024, compared to 95.3% for the first quarter of 2024.
Investments
As of June 30, 2024, the Company’s total single-family properties, excluding properties held for sale, consisted of 58,860 homes, compared to 58,615 homes as of March 31, 2024, an increase of 245 homes during the second quarter of 2024, which included 580 newly constructed homes delivered to our operating portfolio through our AMH Development Program and 10 homes acquired through our National Builder Program and traditional acquisition channel, partially offset by 345 homes identified for sale or contributed to unconsolidated joint ventures. During the second quarter of 2024, we also developed an additional 91 newly constructed homes which were delivered to our unconsolidated joint ventures, aggregating to 671 total program deliveries through our AMH Development Program. As of June 30, 2024, the Company had 633 properties held for sale and 3,167 properties held in unconsolidated joint ventures.
Capital Activities, Balance Sheet and Liquidity
During the second quarter of 2024, American Homes 4 Rent, L.P. (the “Operating Partnership”), the entity through which the Company conducts substantially all of its business and owns, directly or through subsidiaries, substantially all of its assets, issued $500.0 million of 5.500% unsecured senior notes with a maturity date of July 15, 2034 (the “2034 Notes”). Interest on the 2034 Notes is payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2025. The Operating Partnership received aggregate net proceeds of $494.0 million from this offering, after underwriting fees of $3.3 million and a $2.7 million discount, and before offering costs of $1.1 million.
As of June 30, 2024, the Company had cash and cash equivalents of $718.4 million and had total outstanding debt of $5.1 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 4.3% and a weighted-average term to maturity of 11.6 years. The Company had no outstanding borrowings on its $1.25 billion revolving credit facility and had estimated net proceeds of $109.3 million available from future settlement under its At-the-Market Program forward sale agreements at the end of the quarter. During the second quarter of 2024, the Company generated $55.4 million of Retained Cash Flow and sold 391 properties generating $124.4 million of net proceeds. In July 2024, the Company provided notice of its intent to pay off the AMH 2014-SFR3 securitization during the third quarter of 2024, which had a balance of $472.9 million as of June 30, 2024.
In July 2024, the Company entered into a new credit agreement with a $1.25 billion sustainability-linked revolving credit facility, replacing its previous $1.25 billion revolving credit facility. The interest rate on the new revolving credit facility is at either a daily or Term Secured Overnight Financing Rate (“SOFR”) plus a 0.10% spread adjustment and a margin ranging from 0.725% to 1.40% or a base rate (determined according to the greater of a prime rate, federal funds rate plus 0.5% or the daily SOFR plus 1.10%) plus a margin ranging from 0.00% to 0.40%. In each case, the actual margin is determined based on the Company’s credit ratings in effect from time to time. The new revolving credit facility matures on July 16, 2028, with two six-month extension options at the Company’s election if certain conditions are met.

2024 Guidance
Set forth below are the Company’s current expectations with respect to full year 2024 Core FFO attributable to common share and unit holders and our underlying assumptions. In reliance on the exception provided by applicable SEC rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2024 Core FFO guidance to GAAP net income because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gain on sale and impairment of single-family properties and other, net for consolidated properties and unconsolidated joint ventures, (ii) acquisition and other transaction costs and (iii) hurricane-related charges, net. The actual amounts for any and all of these items could significantly impact our 2024 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods.
Guidance Summary

Full Year 2024
	Previous Guidance	Current Guidance
Core FFO attributable to common share and unit holders	$1.70 - $1.76	$1.74 - $1.78
Core FFO attributable to common share and unit holders growth	2.4% - 6.0%	4.8% - 7.2%

Same-Home
Core revenues growth	3.75% - 5.75%	4.25% - 5.75%
Core property operating expenses growth	5.25% - 7.25%	5.25% - 6.75%
Core NOI growth	3.00% - 5.00%	3.50% - 5.50%

Full Year 2024 (Unchanged)
Investment Program	Properties	Investment
Wholly owned acquisitions	—	—
Wholly owned development deliveries	1,825 - 1,975	$700 - $800 million
Wholly owned land and development pipeline	—	$100 - $150 million
Pro rata share of JV and Property Enhancing Capex	—	$100 - $150 million
Total capital investment (wholly owned and pro rata JV)	1,825 - 1,975	$0.9 - $1.1 billion
Total gross capital investment (JVs at 100%)	2,200 - 2,400	$1.1 - $1.3 billion

Changes to Full Year 2024 guidance:
•$0.03 incremental Core FFO per share related to:
◦$0.02 from increased Core NOI growth from both the Same-Home and Non-Same Home portfolios driven by:
▪Better core revenues growth from (i) increased full year leasing spread expectations driven by strong year-to-date activity and improved outlook in the second half of the year, and (ii) lower bad debt expense.
▪Lowered core property operating expenses growth from ongoing cost control execution as well as modestly favorable property tax information.
◦$0.01 from modestly improved full year outlook around interest income and general and administrative expense.
Additional Information
A copy of the Company’s Second Quarter 2024 Earnings Release and Supplemental Information Package and this press release are available on our website at www.amh.com, under “Investor relations.” This information has also been furnished to the SEC in a current report on Form 8-K.

Conference Call
A conference call is scheduled on Friday, August 2, 2024 at 12:00 p.m. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2024 and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.amh.com, under “Investor relations.” A replay of the conference call may be accessed through Friday, August 16, 2024 by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13746893#, or by using the link at www.amh.com, under “Investor relations.”
About AMH
AMH (NYSE: AMH) is a leading large-scale integrated owner, operator and developer of single-family rental homes. We’re an internally managed Maryland real estate investment trust (REIT) focused on acquiring, developing, renovating, leasing and managing homes as rental properties. Our goal is to simplify the experience of leasing a home and deliver peace of mind to households across the country.
In recent years, we’ve been named one of Fortune’s 2023 Best Workplaces in Real Estate™, a 2024 Great Place to Work®, a 2023 Most Loved Workplace®, a 2024 Top U.S. Homebuilder by Builder100, and one of America’s Most Responsible Companies 2024 and Most Trustworthy Companies in America 2024 by Newsweek and Statista Inc. As of June 30, 2024, we owned nearly 60,000 single-family properties in the Southeast, Midwest, Southwest and Mountain West regions of the United States. Additional information about AMH is available on our website at www.amh.com.
AMH refers to one or more of American Homes 4 Rent, American Homes 4 Rent, L.P. and their subsidiaries and joint ventures. In certain states, we operate under AMH Living or American Homes 4 Rent. Please see www.amh.com/dba to learn more.
Cautionary Note Regarding Forward-Looking Statements
This press release and the accompanying Supplemental Information Package contain “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” “outlook,” “guidance” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release and the Supplemental Information Package include, among others, our 2024 Guidance, our belief that our acquisition and homebuilding programs will result in continued growth and the estimated timing of our development deliveries set forth in the Supplemental Information Package. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and in the Company’s subsequent filings with the SEC.

AMH
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share data)

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Single-family properties:
Land	$2,263,275	$2,234,301
Buildings and improvements	10,928,442	10,651,388
Single-family properties in operation	13,191,717	12,885,689
Less: accumulated depreciation	(2,896,586)	(2,719,970)
Single-family properties in operation, net	10,295,131	10,165,719
Single-family properties under development and development land	1,228,534	1,409,424
Single-family properties and land held for sale, net	201,930	182,082
Total real estate assets, net	11,725,595	11,757,225
Cash and cash equivalents	718,380	59,385
Restricted cash	163,266	162,476
Rent and other receivables	43,456	42,823
Escrow deposits, prepaid expenses and other assets	382,836	406,138
Investments in unconsolidated joint ventures	150,128	114,198
Asset-backed securitization certificates	—	25,666
Goodwill	120,279	120,279
Total assets	$13,303,940	$12,688,190

Liabilities
Revolving credit facility	$—	$90,000
Asset-backed securitizations, net	1,402,488	1,871,421
Unsecured senior notes, net	3,590,102	2,500,226
Accounts payable and accrued expenses	599,363	573,660
Total liabilities	5,591,953	5,035,307

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares ($0.01 par value per share, 450,000,000 shares authorized, 365,863,545 and 364,296,431 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively)	3,659	3,643
Class B common shares ($0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at June 30, 2024 and December 31, 2023)	6	6
Preferred shares ($0.01 par value per share, 100,000,000 shares authorized, 9,200,000 shares issued and outstanding at June 30, 2024 and December 31, 2023)	92	92
Additional paid-in capital	7,406,098	7,357,848
Accumulated deficit	(385,298)	(394,908)
Accumulated other comprehensive income	597	843
Total shareholders’ equity	7,025,154	6,967,524
Noncontrolling interest	686,833	685,359
Total equity	7,711,987	7,652,883

Total liabilities and equity	$13,303,940	$12,688,190

AMH
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Rents and other single-family property revenues	$423,494	$395,548	$847,049	$793,251

Expenses:
Property operating expenses	149,470	142,553	305,397	289,621
Property management expenses	32,382	30,666	63,784	61,466
General and administrative expense	21,693	19,937	43,578	37,792
Interest expense	38,678	34,844	77,255	70,726
Acquisition and other transaction costs	2,937	4,175	6,261	9,251
Depreciation and amortization	117,603	113,199	233,329	225,916
Total expenses	362,763	345,374	729,604	694,772

Gain on sale and impairment of single-family properties and other, net	43,892	62,758	112,793	147,417
Loss on early extinguishment of debt	(63)	—	(1,017)	—
Other income and expense, net	3,974	2,482	7,408	7,217

Net income	108,534	115,414	236,629	253,113

Noncontrolling interest	12,906	13,899	28,226	30,647
Dividends on preferred shares	3,486	3,486	6,972	6,972

Net income attributable to common shareholders	$92,142	$98,029	$201,431	$215,494

Weighted-average common shares outstanding:
Basic	366,778,333	362,148,911	366,645,796	361,267,035
Diluted	367,312,955	362,479,942	367,142,626	361,593,174

Net income attributable to common shareholders per share:
Basic	$0.25	$0.27	$0.55	$0.59
Diluted	$0.25	$0.27	$0.55	$0.59

Defined Terms

Average Monthly Realized Rent
For the related period, Average Monthly Realized Rent is calculated as the lease component of rents and other single-family property revenues (i.e., rents from single-family properties) divided by the product of (a) number of properties and (b) Average Occupied Days Percentage, divided by the number of months. For properties partially owned during the period, this calculation is adjusted to reflect the number of days of ownership.

Average Occupied Days Percentage
The number of days a property is occupied in the period divided by the total number of days the property is owned during the same period after initially being placed in-service. This calculation excludes properties classified as held for sale.

Occupied Property
A property is classified as occupied upon commencement (i.e., start date) of a lease agreement, which can occur contemporaneously with or subsequent to execution (i.e., signature).

Recurring Capital Expenditures
For our Same-Home portfolio, Recurring Capital Expenditures includes replacement costs and other capital expenditures recorded during the period that are necessary to help preserve the value and maintain functionality of our properties. For our total portfolio, we calculate Recurring Capital Expenditures by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

Same-Home Property
A property is classified as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison. A property is removed from Same-Home if it has been classified as held for sale or has experienced a casualty loss.

Stabilized Property
A property acquired individually (i.e., not through a bulk purchase) is classified as stabilized once it has been renovated by the Company or newly constructed and then initially leased or available for rent for a period greater than 90 days. Properties acquired through a bulk purchase are first considered non-stabilized, as an entire group, until (1) we have owned them for an adequate period of time to allow for complete on-boarding to our operating platform, and (2) a substantial portion of the properties have experienced tenant turnover at least once under our ownership, providing the opportunity for renovations and improvements to meet our property standards. After such time has passed, properties acquired through a bulk purchase are then evaluated on an individual property basis under our standard stabilization criteria.

Non-GAAP Financial Measures
This press release and the Second Quarter 2024 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders (“FFO attributable to common share and unit holders”), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Retained Cash Flow, Core NOI and Same-Home Core NOI, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Second Quarter 2024 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders and Retained Cash Flow
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the definition approved by the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated partnerships and joint ventures to reflect FFO on the same basis.

Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (2) noncash share-based compensation expense, (3) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (4) gain or loss on early extinguishment of debt and (5) the allocation of income to our perpetual preferred shares in connection with their redemption.

Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) Recurring Capital Expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate Recurring Capital Expenditures for our entire portfolio by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO shares and units include weighted-average common shares and operating partnership units outstanding, as well as potentially dilutive securities.
Retained Cash Flow is a non-GAAP financial measure that we believe is helpful as a supplemental measure in assessing the Company’s liquidity. This metric is computed by reducing Adjusted FFO attributable to common share and unit holders by common distributions.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders and Retained Cash Flow are not substitutes for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and Retained Cash Flow for the three and six months ended June 30, 2024 and 2023 (amounts in thousands, except share and per share data):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income attributable to common shareholders	$92,142	$98,029	$201,431	$215,494
Adjustments:
Noncontrolling interests in the Operating Partnership	12,906	13,899	28,226	30,647
Gain on sale and impairment of single-family properties and other, net	(43,892)	(62,758)	(112,793)	(147,417)
Adjustments for unconsolidated joint ventures	1,196	1,058	2,793	1,568
Depreciation and amortization	117,603	113,199	233,329	225,916
Less: depreciation and amortization of non-real estate assets	(4,769)	(4,249)	(9,424)	(8,426)
FFO attributable to common share and unit holders	$175,186	$159,178	$343,562	$317,782
Adjustments:
Acquisition, other transaction costs and other	2,937	4,175	6,261	9,251
Noncash share-based compensation - general and administrative	7,559	5,982	14,398	9,725
Noncash share-based compensation - property management	1,340	1,132	2,784	2,198
Loss on early extinguishment of debt	63	—	1,017	—
Core FFO attributable to common share and unit holders	$187,085	$170,467	$368,022	$338,956
Recurring Capital Expenditures	(21,403)	(20,913)	(35,527)	(35,106)
Leasing costs	(1,042)	(768)	(1,837)	(1,576)
Adjusted FFO attributable to common share and unit holders	$164,640	$148,786	$330,658	$302,274
Common distributions	(109,290)	(91,463)	(218,537)	(182,743)
Retained Cash Flow	$55,350	$57,323	$112,121	$119,531

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.42	$0.38	$0.82	$0.77
Core FFO attributable to common share and unit holders	$0.45	$0.41	$0.88	$0.82
Adjusted FFO attributable to common share and unit holders	$0.39	$0.36	$0.79	$0.73

Weighted-average FFO shares and units:
Common shares outstanding	366,778,333	362,148,911	366,645,796	361,267,035
Share-based compensation plan and forward sale equity contracts (1)	888,460	800,106	883,662	744,772
Operating partnership units	51,376,980	51,376,980	51,376,980	51,376,980
Total weighted-average FFO shares and units	419,043,773	414,325,997	418,906,438	413,388,787
(1)Reflects the effect of potentially dilutive securities issuable upon the assumed vesting/exercise of restricted stock units and stock options and the dilutive effect of forward sale equity contracts under the treasury stock method.

The following is a reconciliation of net income per common share–diluted to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders on a per share and unit basis for the three and six months ended June 30, 2024 and 2023:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income per common share–diluted	$0.25	$0.27	$0.55	$0.59
Adjustments:
Conversion from GAAP share count	(0.03)	(0.03)	(0.07)	(0.07)
Noncontrolling interests in the Operating Partnership	0.03	0.03	0.07	0.07
Gain on sale and impairment of single-family properties and other, net	(0.10)	(0.15)	(0.27)	(0.36)
Adjustments for unconsolidated joint ventures	—	—	0.01	—
Depreciation and amortization	0.28	0.27	0.55	0.56
Less: depreciation and amortization of non-real estate assets	(0.01)	(0.01)	(0.02)	(0.02)
FFO attributable to common share and unit holders	$0.42	$0.38	$0.82	$0.77
Adjustments:
Acquisition, other transaction costs and other	0.01	0.01	0.01	0.02
Noncash share-based compensation - general and administrative	0.02	0.02	0.04	0.02
Noncash share-based compensation - property management	—	—	0.01	0.01
Core FFO attributable to common share and unit holders	$0.45	$0.41	$0.88	$0.82
Recurring Capital Expenditures	(0.06)	(0.05)	(0.09)	(0.09)
Adjusted FFO attributable to common share and unit holders	$0.39	$0.36	$0.79	$0.73

Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and other single-family property revenues, excluding expenses reimbursed by tenant charge-backs, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs.
Core NOI also excludes (1) gain or loss on early extinguishment of debt, (2) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (3) gains and losses from sales or impairments of single-family properties and other, (4) depreciation and amortization, (5) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (6) noncash share-based compensation expense, (7) interest expense, (8) general and administrative expense, and (9) other income and expense, net. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs.
Core NOI and Same-Home Core NOI should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

The following are reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI and Same-Home Core NOI to their respective GAAP metrics for the three and six months ended June 30, 2024 and 2023 (amounts in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues and Same-Home core revenues
Rents and other single-family property revenues	$423,494	$395,548	$847,049	$793,251
Tenant charge-backs	(47,371)	(45,814)	(104,708)	(101,209)
Core revenues	376,123	349,734	742,341	692,042
Less: Non-Same-Home core revenues	(37,359)	(28,646)	(70,659)	(55,121)
Same-Home core revenues	$338,764	$321,088	$671,682	$636,921

Core property operating expenses and Same-Home core property operating expenses
Property operating expenses	$149,470	$142,553	$305,397	$289,621
Property management expenses	32,382	30,666	63,784	61,466
Noncash share-based compensation - property management	(1,340)	(1,132)	(2,784)	(2,198)
Expenses reimbursed by tenant charge-backs	(47,371)	(45,814)	(104,708)	(101,209)
Core property operating expenses	133,141	126,273	261,689	247,680
Less: Non-Same-Home core property operating expenses	(14,307)	(12,859)	(28,912)	(26,528)
Same-Home core property operating expenses	$118,834	$113,414	$232,777	$221,152

Core NOI and Same-Home Core NOI
Net income	$108,534	$115,414	$236,629	$253,113
Loss on early extinguishment of debt	63	—	1,017	—
Gain on sale and impairment of single-family properties and other, net	(43,892)	(62,758)	(112,793)	(147,417)
Depreciation and amortization	117,603	113,199	233,329	225,916
Acquisition and other transaction costs	2,937	4,175	6,261	9,251
Noncash share-based compensation - property management	1,340	1,132	2,784	2,198
Interest expense	38,678	34,844	77,255	70,726
General and administrative expense	21,693	19,937	43,578	37,792
Other income and expense, net	(3,974)	(2,482)	(7,408)	(7,217)
Core NOI	242,982	223,461	480,652	444,362
Less: Non-Same-Home Core NOI	(23,052)	(15,787)	(41,747)	(28,593)
Same-Home Core NOI	$219,930	$207,674	$438,905	$415,769

Contact:
AMH Investor Relations
Phone: (855) 794-2447
Email: investors@amh.com